U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Pursuant to §240.14a-12

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 12, 2006

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Dollar Thrifty Automotive Group, Inc. which will be held at 11:00 a.m., C.D.T., Thursday, May 18, 2006, at Dollar Thrifty Plaza West Tower, 5310 East 31st Street, First Floor, Tulsa, Oklahoma 74135.

The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter provide detailed information concerning matters to be considered and acted upon at the meeting.

Whether or not you plan to attend the Annual Meeting, please execute and return the enclosed proxy at your earliest convenience. Your shares will then be represented at the meeting, and the Company will avoid the expense of further solicitation to assure a quorum and a representative vote. If you later attend the meeting and wish to vote in person, you may withdraw your proxy and vote at that time.

Sincerely,

/S/ THOMAS P. CAPO

Thomas P. Capo

Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 12, 2006

TO THE STOCKHOLDERS OF DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.:

The Annual Meeting of Stockholders of Dollar Thrifty Automotive Group, Inc. will be held at 11:00 a.m., C.D.T., Thursday, May 18, 2006, at Dollar Thrifty Plaza West Tower, 5310 East 31st Street, First Floor, Tulsa, Oklahoma 74135, for the following purposes:

1.	To elect nine (9) directors to serve until the next annual meeting of stockholders or until their successors shall have been elected and shall qualify;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2006 year by the Audit Committee of the Board of Directors;

3.	To approve the Dollar Thrifty Automotive Group, Inc. Employee Stock Purchase Plan; and

4.	To conduct any other business properly brought before the meeting.

Only stockholders of record at the close of business on March 24, 2006 are entitled to notice of and to vote at the Annual Meeting of Stockholders.

A list of stockholders entitled to vote at the meeting will be available for examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, at least ten days before the meeting in the Office of the Executive Director of Corporate Communications, Dollar Thrifty Automotive Group, Inc., 5310 East 31st Street, Tulsa, Oklahoma 74135.

Your vote is important. Please vote now by proxy even if you plan to attend the meeting. You may vote by marking, signing and dating your proxy card on the reverse side and returning it promptly in the accompanying envelope. The return of the enclosed proxy will not affect your right to vote if you attend the meeting in person.

By Order of the Board of Directors

/S/ STEPHEN W. RAY

Stephen W. Ray

Secretary

Your vote is important. Please vote by marking, signing and dating your proxy card on the reverse side and returning it promptly

in the accompanying envelope.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

5330 East 31st Street

Tulsa, Oklahoma 74135

PROXY STATEMENT

INFORMATION ABOUT THE MEETING

This Proxy Statement is solicited by the Board of Directors of Dollar Thrifty Automotive Group, Inc., a Delaware corporation (“DTG”), and is furnished in connection with the Annual Meeting of Stockholders to be held at 11:00 a.m., C.D.T., Thursday, May 18, 2006, at Dollar Thrifty Plaza West Tower, 5310 East 31st Street, First Floor, Tulsa, Oklahoma 74135. DTG began mailing this Proxy Statement and the accompanying proxy card on or about April 12, 2006.

As used in this Proxy Statement, “Company” means collectively DTG and its subsidiaries.

Quorum

The record date for the meeting is March 24, 2006. DTG has outstanding one class of voting securities, being common stock, $0.01 par value (“Common Stock” or “Shares”), of which 24,894,325 Shares were outstanding as of the close of business on the record date. A majority of those Shares (a quorum) must be present, in person or by proxy, to conduct business at the meeting. Abstentions and broker non-votes are counted as present in determining whether there is a quorum. In addition, any stockholder who completes the proxy card withholding authority to vote for a director nominee will be counted as present in determining if there is a quorum.

Vote Required

Each stockholder is entitled to one vote for each Share held of record at the close of business on the record date. Directors are elected by a plurality of the votes cast at the meeting. Because each director nominee is running unopposed, any nominee can be elected upon any affirmative vote so long as a quorum exists regardless of whether such nominee receives more than 50% of the stockholder vote. Proposal Nos. 2 and 3, as well as any other matter voted on at the meeting, will be approved if a majority of the votes cast are in favor of such matter. However, pursuant to New York Stock Exchange stockholder approval policy, proxies may not be given to vote on Proposal No. 3 unless the beneficial owner of the Shares has given voting instructions. Abstentions and broker non-votes are not votes cast and are not counted in determining whether a nominee is elected or a matter is approved. Inspectors of election appointed by the Board will tabulate the votes cast.

Proxy Voting

The proxy card represents the Shares held of record by each stockholder. Each stockholder can authorize the individuals named in the proxy card to vote Shares by signing, dating and mailing the proxy card. Each stockholder’s Shares will then be voted at the meeting as the stockholder specifies or, if the stockholder does not specify a choice, as recommended by the Board. Each stockholder may revoke the proxy by voting in person at the meeting, or by submitting a written revocation or a later dated proxy that is received by DTG before the meeting. If you hold your Shares through a brokerage firm or other nominee, you may elect to vote your Shares by a toll-free phone number or over the Internet by following the instructions on the proxy materials forwarded to you.

Proxy Solicitation

Execution and return of the enclosed proxy is being solicited by and on behalf of the Board of Directors of DTG for the purposes set forth in the Notice of Annual Meeting. Solicitation other than by mail may be made personally, by telephone or otherwise, by employee officers and employees of DTG who will not be additionally compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting material to each beneficial owner of Shares held of record by them. Georgeson Shareholder Communications Inc. has been retained to assist in the solicitation of proxies at a cost of approximately $6,500. The total cost of soliciting proxies will be borne by DTG.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

DTG has nominated for re-election to the Board nine candidates who currently serve on DTG’s Board. If elected, each candidate will serve for a one-year term ending at the Annual Meeting of Stockholders to be held in 2007, or when their successors are duly elected and qualified. For more information concerning these director nominees, see “Biographical Information Regarding Director Nominees and Named Executive Officers - Director Nominees.” Unless otherwise designated, the enclosed proxy card will be voted FOR the election of the foregoing nominees as directors. The Board does not believe that any of these nominees will be unable to stand for election, but should any nominee unexpectedly become unavailable for election, the stockholder’s proxy will be voted for a new nominee designated by the Board unless the Board reduces the number of directors to be elected.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES DESCRIBED HEREIN AS DIRECTORS OF DTG.

PROPOSAL NO. 2 - APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed, subject to stockholder ratification, the firm of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent auditors of DTG (“Independent Auditors”) for the fiscal year ending December 31, 2006. In making this recommendation, the Audit Committee considered whether the providing of services (and the aggregate fees billed for those services) by Deloitte & Touche LLP, other than audit services, is compatible with maintaining the independence of the outside auditors. Deloitte & Touche LLP has served DTG as Independent Auditors since DTG’s inception in November 1997.

The following table provides the various fees and out-of-pocket costs billed by Deloitte & Touche LLP in the aggregate for fiscal years ended December 31, 2005 and 2004:

	2005	2004
Audit Fees Fees related to audits of the consolidated and subsidiaries’ annual financial statements, reviews of the consolidated quarterly financial statements and the audit of its internal control over financial reporting	$2,025,481	$2,006,624

Audit-Related Fees

In 2005 and 2004, fees primarily related to agreed-upon debt compliance procedures, airport concession fee audits, comfort procedures, audit of the employee benefit plan and accounting consultations. In 2004, additional fees related to assistance with the Company’s preparation for compliance with the provisions of the Sarbanes-Oxley Act of 2002 (these services were not performed in support of the Independent Auditors’ attestation services).

	$ 480,571	$ 867,466

Tax Fees In 2005, fees related primarily to tax preparation in Europe. In 2004, fees related primarily to tax preparation in Canada and Europe.	$ 19,468	$ 78,106
All Other Fees In 2004, fees for actuarial services not related to financial reporting	$ -0-	$ 26,284

The Audit Committee of the Board has the sole authority to retain and terminate DTG’s Independent Auditors and to pre-approve any non-audit services performed by such Independent Auditors. The Audit Committee reviewed and pre-approved all fees paid to Deloitte & Touche LLP for audit and non-audit services in 2005 and 2004. For 2005 and 2004, the Audit Committee approved 100% of the services included in “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” set forth above.

A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions. Although the auditors have indicated that no statement will be made, an opportunity for a statement will be provided.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 2006.

PROPOSAL NO. 3 - APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

Upon recommendation of the Human Resources and Compensation Committee, the Board approved on March 23, 2006 and recommends to the stockholders for approval, a proposal to adopt the Dollar Thrifty Automotive Group, Inc. Employee Stock Purchase Plan (the “Plan”).

Qualification

The following description of the Plan is a summary and is qualified in its entirety by reference to the terms of the Plan attached hereto as Exhibit A.

Purpose of Plan

The Plan is intended to provide U.S. employees of the Company with an opportunity to acquire an equity interest in DTG through the purchase of Common Stock of DTG with accumulated payroll deductions. DTG intends for the Plan to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is treated as a type of statutory stock option under the Code.

Duration of Plan

If stockholder approval is obtained, the Plan will become effective June 1, 2006, or such later date as DTG in its discretion begins to accept authorization forms from Eligible Participants (hereinafter defined) under the Plan (the “Effective Date”). No new Offering Periods (hereinafter defined) shall commence on or after the day before the tenth (10th) anniversary of the Effective Date and the Plan shall terminate as of the Exercise Date (hereinafter defined) on or immediately following such date unless sooner terminated pursuant to the provisions of the Plan. The “Offering Period” is the period of time commencing on each Offering Date (hereinafter defined) and ending on the last day of the month in which each such Offering Date occurs (the “Closing Date”). However, the Human Resources and Compensation Committee may declare, as it deems appropriate and in advance of the applicable Offering Period, a longer (not to exceed twenty-seven (27) months) Offering Period. The “Offering Date” shall mean the first day of each month during each year of the Plan.

Amendment, Termination and Suspension of Plan

The Human Resources and Compensation Committee may at any time terminate, suspend or amend the Plan without further approval by DTG’s stockholders, except where required by applicable law or the rules and regulations of the New York Stock Exchange. Except as provided in the Plan, no amendment may make any change in any option previously granted which adversely affects the rights of any Eligible Participant; provided, however, the Plan or any Offering Period may be terminated or suspended by the Human Resources and Compensation Committee at any time on or before an Exercise Date or by setting a new Exercise Date with respect to an Offering Period then in progress if the Human Resources and Compensation Committee determines that termination or suspension of the Plan and/or the Offering Period is in the best interests of DTG and its stockholders or if continuation of the Plan and/or the Offering Period would cause DTG to incur adverse accounting changes as a result of a change in generally accepted accounting principles.

Administration of Plan

The Plan is to be administered by the Human Resources and Compensation Committee, and the Human Resources and Compensation Committee may select an administrator to whom its duties and responsibilities under the Plan may be delegated. In addition, the Human Resources and Compensation Committee (or its appointed administrator, if any), has the full power and authority under the Plan to promulgate such rules and regulations that it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan. No member of the Human Resources and Compensation Committee (or its appointed administrator, if any) shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan.

Eligibility

Any person who is an Employee (as defined in the Plan) prior to an Offering Date shall be eligible to participate in the Plan beginning on that Offering Date when such Employee properly completes an authorization form (an “Eligible Participant”) to DTG or a stock brokerage, transfer agent or other financial or stock services firm designated by DTG under the Plan (the “Designated Firm”). The authorization form will remain in effect for subsequent Offering Periods, until modified or terminated by the Eligible Participant. The number of Eligible Participants that may participate in the Plan is presently estimated to be approximately 7,400 persons.

Grant of Options Under Plan

Pursuant to the Plan, on the Exercise Date (hereinafter defined), each Eligible Participant in the Plan shall be granted an option to purchase at the applicable Option Price (hereinafter defined) up to the number of Shares of Common Stock determined by dividing such Eligible Participant’s payroll deductions accumulated prior to each Exercise Date by the applicable Option Price. The “Option Price” per Share of Common Stock subject to an offering shall be ninety-five percent (95%) of the Fair Market Value (as defined in the Plan) of a Share of Common Stock of DTG. The “Exercise Date” shall mean, with respect to each Offering Period, such day of the month selected by DTG, which date shall be no later than the fifteenth (15th) day of the month (or the next following business day) following the Closing Date for such Offering Period in which payroll deductions are made under the Plan. The market value of a Share of Common Stock of DTG as of March 24, 2006 is $43.73 per Share.

Exercise of Options and Delivery of Common Stock

The maximum number of Shares of Common Stock which shall be reserved for sale to Eligible Participants under the Plan is 500,000, subject to adjustment upon the occurrence of certain events described below. However, it is not possible to determine the amount of options that each of the Eligible Participants may acquire under the Plan.

Any Shares of Common Stock purchased upon exercise of an option shall be credited to the Eligible Participant’s account and shall be deemed to be transferred to the Eligible Participant on the Exercise Date. As soon as is administratively practicable after receipt by DTG or the Designated Firm of a request for withdrawal of Common Stock from the Eligible Participant, the Designated Firm shall coordinate the delivery to such Eligible Participant of a stock certificate representing Shares of Common Stock which the Eligible Participant requests to withdraw (or coordinate the delivery of such Shares to the Eligible Participant’s brokerage account).

Shares of Common Stock may be issued from authorized but unissued Common Stock, from treasury shares of DTG or from any other proper source, or may be purchased on the open market. Upon issuance of the Shares of Common Stock to the Eligible Participant, the Eligible Participant shall have all rights of a stockholder of DTG with respect to such Shares.

Plan Restrictions

Purchase Limit

In accordance with Section 423 of the Code, in no event shall the Fair Market Value (calculated at the time the option was granted) of the total number of Shares purchased by any Eligible Participant in any calendar year exceed $25,000.

Amounts Withheld from Compensation

No Eligible Participant may elect to have withheld more than fifteen percent (15%) of such Eligible Participant’s annual compensation under the Plan.

No Grant of Options

No Eligible Participant may be granted an option if, upon such grant, such Eligible Participant would own immediately after the grant of an option under the Plan and applying the rules of Section 424(d) of the Code in determining stock ownership, and/or hold outstanding options to purchase shares, possessing five percent (5%) or more of the total combined voting power or value of all outstanding Common Stock of DTG.

Transferability

Neither payroll deductions credited to an Eligible Participant’s account nor any rights with regard to the exercise of an option or to receive Shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Eligible Participant.

Adjustments

In the event of any increase, reduction, or change or exchange of Shares of Common Stock for a different number or kind of shares or other securities of DTG by reason of a reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or reverse stock split, combination or exchange of Shares, repurchase of Shares, change in corporate structure, distribution of an extraordinary dividend or otherwise, the Human Resources and Compensation Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation, adjustments to the number of Shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option, as well as the price per Share of Common Stock covered by each option under the Plan which has not yet been exercised.

Resale

Eligible Participants who are reporting persons reselling Shares of Common Stock acquired under the Plan may only resell (unless they are a party to a Rule 10b5-1 trading plan) during DTG-imposed window periods and only in compliance with the limitations of SEC Rule 144 (other than the holding period requirements which are not applicable because the Shares have been registered).

Withholding Taxes

Should DTG for any reason be unable, or elect not to, satisfy its tax withholding obligations in the manner described in the Plan with respect to an Eligible Participant’s exercise of an option, or should DTG reasonably determine that it has a tax withholding obligation with respect to a disposition of Shares of Common Stock acquired pursuant to the exercise of an option prior to satisfaction of the holding period requirements of Section 423 of the Code, DTG shall have the right at its option to (a) require the Eligible Participant to pay or provide for payment of the amount of any taxes which DTG reasonably determines that it is required to withhold with respect to such event, or (b) deduct from any amount otherwise payable to or for the account of the Eligible Participant the amount of any taxes which DTG reasonably determines that it is required to withhold with respect to such event.

Compliance with the American Jobs Creation Act of 2004 (Section 409A of the Code)

The Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an issuance and/or payment is subject to Section 409A of the Code, it shall be issued and/or paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (the “Guidance”). Any provision of the Plan that would cause an issuance and/or payment to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Guidance).

Federal Income Tax Consequences

DTG believes that based on federal income tax laws in effect on January 1, 2006, the following are the federal income tax consequences generally arising with respect to options granted under the Plan. The following summary provides only a general description of the application of federal income tax laws to the options granted under the Plan, but does not address the effects of foreign, state and local tax laws.

In general, an Eligible Participant has no taxable event at the time of grant of an option or at the time of exercise of an option, but will realize taxable income at the time the Eligible Participant sells the Shares of Common Stock acquired under the Plan.

If the Eligible Participant observes certain holding period requirements, the Eligible Participant’s gain on sale will generally be taxed at capital gains rates, except that a portion of the Eligible Participant’s gain will be treated as ordinary income. This will occur because the Option Price of the Shares is established as a percentage less than one hundred percent (100%) of the Fair Market Value of the Shares. Because the Option Price is a function of the value of the Shares of Common Stock immediately prior to the Exercise Date, the Option Price will be determined immediately prior to exercise of the option. The ordinary income the Eligible Participant must recognize will be equal to the lesser of the discount to the Fair Market Value upon exercise, or the amount of the sales price over the Option Price.

If the Eligible Participant sells or otherwise disposes of Shares of Common Stock before the expiration date of the holding period requirements, then the Eligible Participant will be required to recognize ordinary income equal to the difference between the Option Price and the Fair Market Value of the Shares on exercise. Any additional gain or loss recognized on the disposition of the Shares will be short-term or long-term capital gain or loss depending on the length of time the Eligible Participant has held the Shares after exercise.

Should an Eligible Participant die while owning Shares of Common Stock that were acquired under the Plan, there shall be included as ordinary income on the Eligible Participant’s final return the lesser of the discount to the Fair Market Value upon exercise, or the amount by which the Fair Market Value of the Shares of Common Stock at the time of the Eligible Participant’s death exceeded the Option Price.

Even though an Eligible Participant must recognize ordinary income in certain circumstances described above, DTG may only take a compensation tax deduction if the Eligible Participant has failed to satisfy the holding period requirements.

Registration of Shares

Upon stockholder approval of the Plan, DTG will thereafter register the 500,000 Shares issuable thereunder (and the related Plan interests) with the SEC on Form S-8.

Recommendation for Approval

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PLAN ATTACHED HERETO AS EXHIBIT A.

BIOGRAPHICAL INFORMATION REGARDING

DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS

Director Nominees

Below is information concerning each of the nominees for election to the Board, including their name, age, principal occupation or employment during at least the past five years and the period during which such person has served as a director of DTG.

Molly Shi Boren, age 62, has served as a director since May 2000. A lawyer and former judge, she has been active in Oklahoma and national civic affairs. Ms. Boren has previously served as a director of Pepsi-Cola Bottling Company of Chicago, Liberty Bancorporation, Pet Food Company and Central and South West Corporation.

Thomas P. Capo, age 55, has served as a director since November 1997 and Chairman of the Board since October 2003. Mr. Capo was a Senior Vice President and the Treasurer of DaimlerChrysler Corporation from November 1998 to August 2000. From November 1991 to October 1998 he was Treasurer of Chrysler Corporation. Prior to holding these positions, Mr. Capo served as Vice President and Controller of Chrysler Financial Corporation. Mr. Capo is also a director of Sonic Automotive, Inc. and JLG Industries, Inc.

Maryann N. Keller, age 62, has served as a director since May 2000. Ms. Keller was President of the Automotive Services unit of priceline.com from July 1999 to November 2000. She was a financial analyst with ING Barings from January 1999 to June 1999. Ms. Keller is currently the President of Maryann Keller & Associates, a consulting firm. Ms. Keller is also a director of Lithia Motors, Inc.

The Honorable Edward C. Lumley, age 66, has served as a director since December 1997. Mr. Lumley has been Vice Chairman of the investment banking firm, BMO Nesbitt Burns, since August 1994. Mr. Lumley is also a director of Canadian National Railway Company, Magna International Inc., Magna Entertainment Corp., Intier Automotive Inc. and BCE Inc.

Richard W. Neu, age 50, has served as a director since February 2006. Mr. Neu was the Chief Financial Officer, Treasurer and a director of Charter One Financial, Inc. from October 1995 to August 2004 and also worked for KPMG as a Senior Audit Manager.

Gary L. Paxton, age 59, has served as a director since October 2003, and also from November 1997 to May 2000. Mr. Paxton is currently the Chief Executive Officer and President of DTG. Prior to serving as Chief Executive Officer and President, Mr. Paxton was an Executive Vice President of DTG from November 1997 to December 2002 and was the Chief Operating Officer and President of DTG - Corporate Operations, from January 2003 to September 2003. Mr. Paxton was President of Dollar Rent A Car Systems, Inc. (now known as DTG Operations, Inc.) from November 1990 to December 2002.

John C. Pope, age 57, has served as a director since December 1997. Mr. Pope has been Chairman of PFI Group, an investment firm, since July 1994. Mr. Pope has been Chairman of the Board of Waste Management, Inc. since November 2004. Mr. Pope was the Chairman of the Board of MotivePower Industries, Inc. from January 1996 to November 1999 and a director from May 1995 to November 1999. Mr. Pope served as a director and in various executive positions with UAL Corporation and United Airlines, Inc. between April 1988 and July 1994. Mr. Pope is also a director of CNF, Inc., Federal Mogul Corporation, Kraft Foods Inc., RR Donnelley & Sons, Inc. and Waste Management, Inc.

John P. Tierney, age 74, has served as a director since December 1997. Mr. Tierney was the Chairman and Chief Executive Officer of Chrysler Financial Corporation from August 1987 until his retirement in December 1994. Prior to holding this position, he was the Chief Financial Officer of American Motors Corporation.

Edward L. Wax, age 69, has served as a director since December 1997. Mr. Wax has been Chairman Emeritus of Saatchi & Saatchi Advertising Worldwide, an advertising firm with substantial experience in the travel industry, since January 1998. Mr. Wax is also a director of Golf Trust of America, Inc.

Named Executive Officers

The following sets forth information concerning the executive officers of DTG other than Mr. Paxton (whose information appears above) identified under “Executive Compensation - Summary Compensation Table”, including their name, age, principal occupation and employment during at least the past five years and the period during which such person has served as an executive officer of DTG.

R. Scott Anderson, age 47, is currently a Senior Executive Vice President of DTG. Prior to his election as a DTG officer, Mr. Anderson served in several management positions with Thrifty Rent-A-Car System, Inc. since December 1998, and is currently the President.

John J. Foley, age 50, is currently a Senior Executive Vice President of DTG. Prior to his election as a DTG officer, Mr. Foley served in several management positions with Dollar Rent A Car Systems, Inc. (now known as DTG Operations, Inc.) since August 1995, and is currently the President.

Steven B. Hildebrand, age 51, is currently a Senior Executive Vice President and the Chief Financial Officer of DTG and was the Vice President and Chief Financial Officer of DTG from November 1997 to May 2000. Prior to his election as a DTG officer, Mr. Hildebrand was Executive Vice President and Chief Financial Officer of Thrifty Rent-A-Car System, Inc. since August 1995.

Donald M. Himelfarb, age 60, is currently a Senior Executive Vice President and the Chief Administrative Officer of DTG. Prior to holding these offices, Mr. Himelfarb was an Executive Vice President of DTG from November 1997 to December 2002 and was the Chief Operating Officer and President of DTG - Marketing, Franchising and Administration from January 2003 to September 2003. Mr. Himelfarb also served as a director of DTG from November 1997 to May 2000. Mr. Himelfarb was President of Thrifty Rent-A-Car System, Inc. from June 1990 to December 2002 and Thrifty, Inc. from December 1998 to December 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

Certain Beneficial Owners

The following table sets forth certain information as of March 24, 2006 with respect to each person known by DTG to beneficially own more than 5% of the outstanding Shares:

Name and Address	Amount and Nature
of Beneficial Owner	of Beneficial Ownership	Percent of Class (1)

MSD Capital, L.P. (2)	2,532,600	10.2%

MSD SBI, L.P.

645 Fifth Avenue, 21st Floor

New York, New York 10022

Franklin Resources, Inc. (3)	2,194,300	8.8%

Charles B. Johnson

Rupert H. Johnson, Jr.

One Franklin Parkway

San Mateo, California 94403

Franklin Advisory Services, LLC

One Parker Plaza, 9th Floor

Fort Lee, New Jersey 07024

Dimensional Fund Advisors Inc. (4)	2,057,179	8.3%

1299 Ocean Avenue, 11th Floor

Santa Monica, California 90401

T. Rowe Price Associates, Inc. (5)	1,954,840	7.9%

100 East Pratt Street

Baltimore, Maryland 21202

Goldman Sachs Asset Management, L.P. (6)	1,430,260	5.7%

32 Old Slip

New York, New York 10005

Ronald Gutfleish (7)	1,275,700	5.1%

c/o Elm Ridge Capital Management, LLC

3 West Main Street, 3rd Floor

Irvington, New York 10533

______________________

(1)	Based on 24,894,325 Shares outstanding as of March 24, 2006.

(2)	MSD SBI, L.P. (“SBI”) is the record and direct beneficial owner of the Shares and MSD Capital, L.P. is the general partner of SBI.

(3)

Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of ten percent (10%) of the outstanding common stock of Franklin Resources, Inc. (“FRI”). Franklin Advisory Services, LLC (“FAS”), an advisory subsidiary of FRI, has the sole power to vote or to direct the vote of 2,192,300 of the Shares and the sole power to dispose or to direct the disposition of all of the Shares. Franklin Balance Sheet Investment Fund, a series of Franklin Value Investors Trust, an investment company registered under the Investment Company Act of 1940, has an interest in 1,800,000 of the Shares. The Principal Shareholders, FRI and FAS each disclaim beneficial ownership of the Shares.

(4)	Dimensional Fund Advisors Inc. disclaims beneficial ownership of the Shares.

(5)

The Shares are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the Shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such Shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such Shares.

(6)	Goldman Sachs Asset Management, L.P. disclaims beneficial ownership of the Shares.

(7)

Ronald Gutfleish (“Gutfleish”) is the managing member of two limited liability companies which each manage one or more private investment funds that hold the Shares. Gutfleish disclaims beneficial ownership in the Shares, except to the extent of his pecuniary interest therein.

Directors, Director Nominees and Executive Officers

The following table sets forth certain information as of March 24, 2006, with respect to the number of Shares owned by (i) each director nominee of DTG, (ii) each named executive officer of DTG, and (iii) all directors and named executive officers of DTG as a group.

Amount and Nature

Name of Beneficial Owner	of Beneficial Ownership (1)	Percent of Class (2)

Molly Shi Boren	26,750 (3)	Less than 1%

Thomas P. Capo	42,258 (4)	Less than 1%

Maryann N. Keller	43,083 (5)	Less than 1%

The Hon. Edward C. Lumley	57,929 (6)	Less than 1%

Richard W. Neu	3,058 (7)	Less than 1%

Gary L. Paxton	182,069 (8)	Less than 1%

John C. Pope	64,091 (9)	Less than 1%

John P. Tierney	63,975 (10)	Less than 1%

Edward L. Wax	59,655 (11)	Less than 1%

R. Scott Anderson	78,772 (12)	Less than 1%

John J. Foley	141,292 (13)	Less than 1%

Steven B. Hildebrand	106,060 (14)	Less than 1%

Donald M. Himelfarb	116,245 (15)	Less than 1%

All directors and executive	985,237	4%
officers as a group

_______________________

(1)

The SEC deems a person to have beneficial ownership of all shares which such person has the right to acquire within sixty (60) days. Accordingly, Shares subject to options exercisable within sixty (60) days are included in this column.

(2)	Based on 24,894,325 Shares outstanding as of March 24, 2006.

(3)	Consists of (i) 23,250 Shares subject to a deferral agreement between DTG and Ms. Boren, and (ii) 3,500 Restricted Stock Units (hereinafter defined) that shall vest on December 31, 2006.

(4)

Consists of (i) 25,114 Shares subject to a deferral agreement between DTG and Mr. Capo, (ii) 3,500 Restricted Stock Units that shall vest on December 31, 2006, and (iii) 13,644 Shares subject to options.

(5)

Consists of (i) 24,583 Shares subject to a deferral agreement between DTG and Ms. Keller, (ii) 3,500 Restricted Stock Units that shall vest on December 31, 2006, and (iii) 15,000 Shares subject to options.

(6)	Consists of (i) 31,429 Shares owned by Mr. Lumley, (ii) 3,500 Restricted Stock Units that shall vest on December 31, 2006, and (iii) 23,000 Shares subject to options.

(7)	Consists of (i) 47 Shares subject to a deferral agreement between DTG and Mr. Neu, and (ii) 3,011 Restricted Stock Units that shall vest on December 31, 2006.

(8)

Consists of (i) 9,000 Shares owned by Mr. Paxton’s trust, (ii) 140 Shares owned by Mr. Paxton’s spouse and father-in-law, (iii) 36,128 Shares held in the Deferred Compensation Plan, (iv) 201 Shares held in DTG’s 401(k) Plan, and (v) 136,600 Shares subject to options.

(9)

Consists of (i) 6,000 Shares owned by Mr. Pope, (ii) 3,500 Restricted Stock Units that shall vest on December 31, 2006, (iii) 31,591 Shares subject to a deferral agreement between DTG and Mr. Pope, and (iv) 23,000 Shares subject to options.

(10)

Consists of (i) 6,000 Shares owned by Mr. Tierney, (ii) 3,500 Restricted Stock Units that shall vest on December 31, 2006, (iii) 31,475 Shares subject to a deferral agreement between DTG and Mr. Tierney, and (iv) 23,000 Shares subject to options.

(11)

Consists of (i) 3,200 Shares owned by Mr. Wax, (ii) 3,500 Restricted Stock Units that shall vest on December 31, 2006, (iii) 29,955 Shares subject to a deferral agreement between DTG and Mr. Wax, and (iv) 23,000 Shares subject to options.

(12)

Consists of (i) 1,200 Shares owned by the trust of Mr. Anderson’s spouse, (ii) 11,476 Shares held in the Deferred Compensation Plan, (iii) 196 Shares held in DTG’s 401(k) Plan, and (iv) 65,900 Shares subject to options.

(13)	Consists of (i) 6,000 Shares owned by Mr. Foley, (ii) 11,499 Shares held in the Deferred Compensation Plan, (iii) 193 Shares held in DTG’s 401(k) Plan, and (iv) 123,600 Shares subject to options.

(14)	Consists of (i) 3,000 Shares owned by Mr. Hildebrand, (ii) 24,971 Shares held in the Deferred Compensation Plan, (iii) 189 Shares held in DTG’s 401(k) Plan, and (iv) 77,900 Shares subject to options.

(15)

Consists of (i) 31,945 Shares held in the Deferred Compensation Plan, (ii) 200 Shares held in DTG’s 401(k) Plan, (iii) 80,600 Shares subject to options, and (iv) 3,500 Shares owned by the trust of Mr. Himelfarb’s spouse.

INDEPENDENCE, MEETINGS, COMMITTEES AND

COMPENSATION OF THE BOARD OF DIRECTORS

Independence

The Board has determined that all of the director nominees, other than Chief Executive Officer Gary L. Paxton, who is an employee of DTG, are “independent” as defined by DTG policy, the Sarbanes-Oxley Act of 2002 and New York Stock Exchange rules and regulations. Specifically, the Board’s determinations of director independence were made in accordance with the categorical standards for director independence attached hereto as Exhibit B. Such categorical standards are also reflected in DTG’s Corporate Governance Policy adopted by the Board and located on DTG’s website (www.dtag.com) under the heading, “Corporate Governance.”

Meetings and Committees

The Board has established certain standing committees, which are comprised solely of non-employee directors, to consider designated matters. These committees of the Board are: the Governance Committee, the Audit Committee and the Human Resources and Compensation Committee. The Board annually selects from its members the members and chairman of each committee. The table below sets forth the number of Board and committee meetings (including teleconference meetings) held in 2005, the members of each committee and the chairman of each committee:

Director	Board	Governance	Audit	Human Resources and Compensation
Molly Shi Boren	X	X		X
Thomas P. Capo (1)	X	X	X	X
Maryann N. Keller	X		X
The Hon. Edward C. Lumley (2)	X			X
Gary L. Paxton	X
John C. Pope (3)	X	X		X
John P. Tierney (4)	X		X
Edward L. Wax	X	X	X
Meetings Held in 2005	12	6	13	8

____________________

(1)	Mr. Capo is Chairman of the Board and is an ex-officio member of the Governance Committee, Audit Committee and Human Resources and Compensation Committee.

(2)	Mr. Lumley is the chairman of the Human Resources and Compensation Committee.

(3)	Mr. Pope is the chairman of the Governance Committee.

(4)	Mr. Tierney is the chairman of the Audit Committee.

During the 2005 year, each director attended 75% or more of the total of all meetings held by the Board and the committees on which he or she served, and the average attendance level for all Board and committee meetings was approximately 99%.

Richard W. Neu was elected a director and appointed to the Audit Committee on February 21, 2006.

As required by New York Stock Exchange rules and regulations, the Board has adopted DTG’s “Corporate Governance Policy” and charters for each of the Board committees. The Corporate Governance Policy and each charter are located on DTG’s website (www.dtag.com) under the heading, “Corporate Governance.” DTG shall provide a copy of the Corporate Governance Policy and each charter to any stockholder upon request.

Also, as required by New York Stock Exchange rules and regulations, at each regularly scheduled meeting of the Board, the independent directors of DTG meet in executive session without members of management present. These sessions are presided over by the independent Chairman of the Board, Thomas P. Capo. Interested parties may communicate with the Chairman of the Board and with the independent directors in the manner described below under “Communications with Stockholders.”

Attendance at Annual Meetings of Stockholders

It is DTG policy that all directors should attend the Annual Meeting of Stockholders. All of the DTG directors attended the Annual Meeting of Stockholders held on May 20, 2005.

Governance Committee

Independence and Charter

The Governance Committee of the Board is currently comprised of four independent directors, Molly Shi Boren, Thomas P. Capo (an ex-officio member), John C. Pope (chairman) and Edward L. Wax. Each of the members is currently “independent” as defined by DTG policy, the Sarbanes-Oxley Act of 2002 and New York Stock Exchange rules and regulations.

The Governance Committee evaluates the organization, function and performance of the Board and its committees, the qualifications for director nominees and matters involving corporate governance. A more detailed description of the Governance Committee’s duties and responsibilities may be found in its charter adopted by the Board and located on DTG’s website (www.dtag.com) under the heading, “Corporate Governance.”

Consideration and Evaluation of Director Nominees

The Governance Committee will consider director nominees recommended by stockholders. Director nominations by stockholders may be submitted at the times and in the manner described below under “Stockholder Proposals and Director Nominations for Next Annual Meeting.”

The Governance Committee believes that the following qualities or skills are necessary for DTG directors to possess and reviews the same when recommending to the Board nominees for election as directors:

1.	the nominee should be independent as defined by DTG policy, the Sarbanes-Oxley Act of 2002 and New York Stock Exchange rules and regulations;

2.	the nominee should have the ability to apply independent judgment to a business situation;

3.	the nominee should have the ability to represent broadly the interests of all of DTG’s stockholders and constituencies;

4.	the nominee must be free of any conflicts of interest which would interfere with the nominee’s loyalty to DTG and its stockholders;

5.

the nominee should have practical or academic experience in business, economics, government or the sciences - and ideally fifteen (15) or more years of experience including management responsibilities; and

6.	the nominee should have the time to be an active member of the DTG Board, as well as a member of one or more Board committees.

Following the above criteria, the Governance Committee may identify and recommend to the Board qualified nominees for election as directors through various sources, including (i) members of the DTG Board, (ii) stockholders, and (iii) search firms (which may be paid a fee), as needed. There will be no difference in the manner in which the Governance Committee evaluates director nominees if the nominees are recommended by stockholders.

Audit Committee

Independence and Charter

The Audit Committee of the Board is currently comprised of five independent directors, Thomas P. Capo (an ex-officio member), Maryann N. Keller, Richard W. Neu, John P. Tierney (chairman) and Edward L. Wax. Each of the members is currently “independent” as defined by DTG policy, the Sarbanes-Oxley Act of 2002 and New York Stock Exchange rules and regulations.

The Audit Committee appoints the Independent Auditors, reviews and approves their fees for audit and non-audit services, and reviews the scope and results of audits performed by the Independent Auditors and by the Company’s internal auditors. It also reviews corporate compliance matters and reviews the Company’s system of internal accounting controls, its significant accounting policies and its financial statements and related disclosures. A more detailed description of the Audit Committee’s duties and responsibilities may be found in its charter adopted by the Board and located on DTG’s website (www.dtag.com) under the heading, “Corporate Governance.”

Audit Committee Financial Expert

The Board has determined that John P. Tierney, chairman of the Audit Committee and an independent director, is an “audit committee financial expert,” as defined by the SEC.

Human Resources and Compensation Committee

Independence and Charter

The Human Resources and Compensation Committee of the Board is currently comprised of four independent directors, Molly Shi Boren, Thomas P. Capo (an ex-officio member), Edward C. Lumley (chairman) and John C. Pope. Each of the members is currently “independent” as defined by DTG policy, the Sarbanes-Oxley Act of 2002 and New York Stock Exchange rules and regulations.

The Human Resources and Compensation Committee makes recommendations to the Board regarding DTG’s executive compensation program, as well as generally reviewing the human resources area for the Company, including its management development and succession. As a part of its compensation function, it approves salaries, executive retirement benefits, incentive compensation awards and equity incentive grants for officers and senior executives, as well as corporate goals under performance based compensation plans. A more detailed description of the Human Resources and Compensation Committee’s duties and responsibilities may be found in its charter adopted by the Board and located on DTG’s website (www.dtag.com) under the heading, “Corporate Governance.” See also “Executive Compensation - Report of Human Resources and Compensation Committee on Executive Compensation.”

Report of Audit Committee

Meetings With Management, Internal Auditors and Independent Auditors

The Audit Committee reviewed and discussed the audited financial statements and effectiveness of internal controls with management, internal auditors and the Independent Auditors of DTG, Deloitte & Touche LLP. Based on these discussions and its other work, the Audit Committee recommended that the Board include the audited consolidated financial statements in DTG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

The Audit Committee also has met and held discussions with management, internal auditors and the Independent Auditors regarding various topics in addition to matters related to financial statements.

The discussions with Deloitte & Touche LLP also included the matters required by Statement on Auditing Standards (“SAS”) No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees), as amended.

In addition, Deloitte & Touche LLP also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the Audit Committee such firm’s independence.

Responsibility

The Audit Committee is not responsible for either the preparation of the financial statements or the auditing of the financial statements. Management has the responsibility for preparing the financial statements and implementing, maintaining and evaluating the effectiveness of internal controls and the Independent Auditors have the responsibility for auditing financial statements and evaluating the effectiveness of the internal controls. The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the Independent Auditors included in their report on DTG’s financial statements.

THE AUDIT COMMITTEE

John P. Tierney, Chairman

Thomas P. Capo, ex-officio

Maryann N. Keller

Richard W. Neu

Edward L. Wax

March 22, 2006

Compensation

Board Meeting Fees, Committee Meeting Fees and Retainers

In 2005, non-employee directors were paid an annual board retainer of $35,000, payable in quarterly amounts of $8,750 exclusively in Common Stock. They were also paid an attendance fee of $1,000 for each meeting of the Board of Directors and $1,000 for each meeting of a Board committee (excluding members of the Audit Committee), in each case payable in cash or Common Stock, as desired by the director. Members of the Audit Committee were paid an annual attendance fee of $18,000, payable in quarterly installments of $4,500 in cash or Common Stock, as desired by the director.

In addition to the meeting fees described above, the Governance Committee chairman was paid an annual retainer of $5,000, payable in quarterly installments of $1,250 exclusively in Common Stock. The Human Resources and Compensation Committee chairman was paid an annual retainer of $7,500, payable in quarterly installments of $1,875 exclusively in Common Stock. The Audit Committee chairman was paid an annual retainer of $10,000, payable in quarterly installments of $2,500 exclusively in Common Stock.

All retainer fees described above will be paid in Common Stock until the director meets DTG’s stock ownership guidelines described below. Upon meeting the guidelines, retainer fees may be paid in cash or Common Stock, as desired by the director. Also, directors may elect in advance to defer their fees.

Mr. Capo is the Chairman of the Board of Directors. Service of an independent Chairman and separation from the office of Chief Executive Officer is considered a corporate governance best practice. Mr. Capo’s compensation for services rendered as Chairman was $150,000 for the fiscal year ended December 31, 2005.

Restricted Stock Grants

In May 2005, each non-employee director was granted 3,500 Restricted Stock Units. The Restricted Stock Units vested on December 31, 2005.

Other

In 2005, DTG made available to each non-employee director the personal use of two vehicles while serving as a director of DTG, including routine maintenance, tags and insurance coverage. Rental cars are also furnished for short-term use for product and service evaluation. In the event of a change in control of DTG, ownership of the two vehicles will be transferred to the director and the use of rental cars for product and service evaluation will continue. Upon retirement from the Board with five years or longer of service, a director shall be permitted to retain the two vehicles until their scheduled turnback date and the use of rental cars for product and service evaluation will continue.

No Compensation or Benefits

DTG does not pay compensation or provide benefits for service to any director solely in such capacity who is also an officer or employee of the Company.

Stock Ownership Guidelines

The current stock ownership guidelines for non-employee directors of DTG are 20,000 Shares. Directors are generally given five years from commencing service on the Board to meet the stock ownership guidelines.

Communications with Stockholders

Stockholders may send communications to the DTG Board that should be addressed to: Secretary, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135. All such communications received by the Secretary will be forwarded to the Chairman of the Board and to the Chief Executive Officer. The Secretary and the Chairman of the Board will review the communications and determine whether or not it is appropriate to forward the communications to the Board or any director.

EXECUTIVE COMPENSATION

Report of Human Resources and Compensation Committee on Executive Compensation

Compensation Philosophy

DTG’s executive compensation program is designed to clearly and fairly relate pay to performance, with the objective of creating long-term stockholder value. Compensation programs of DTG are also designed to match pay practices with corporate goals. The Human Resources and Compensation Committee is guided by the following key principles in determining the compensation of the Company’s senior executives:

Competitive Pay

Compensation should reflect the competitive marketplace so that the Company can attract, retain and motivate high caliber executives.

Accountability for Business Performance

Compensation should be partly tied to overall Company financial performance, so that executives are held accountable through their compensation for achievement of Company financial goals.

Accountability for Individual Performance

Compensation should be partly tied to the individual’s performance to encourage and reflect individual contributions to the Company’s performance.

Alignment With Stockholder Interests

Compensation should be partly tied to DTG’s Common Stock performance through equity-based incentives, such as Performance Shares (hereinafter defined), to align executive’s interests with those of DTG’s stockholders.

Independence

The Human Resources and Compensation Committee is comprised solely of non-employee directors. The Human Resources and Compensation Committee has retained the services of a compensation consultant that functions independently from any compensation consultant retained by management. This independent compensation consultant assists the Human Resources and Compensation Committee in reviewing and establishing the compensation for the Chief Executive Officer, the other four most highly paid executive officers and the Company’s other executives.

Application of Compensation Philosophy in 2005

The Human Resources and Compensation Committee applied the above key principles in establishing an overall structure for 2005 executive compensation and in determining the compensation for each senior executive in 2005. The Human Resources and Compensation Committee in 2005 utilized the services of an independent compensation consultant to assist in its work.

Components of Executive Compensation Program

DTG’s executive compensation program has four components: base salary, incentive compensation cash bonuses, long-term Share incentive compensation and supplemental retirement benefits. Generally, on average, DTG target total compensation for executives is within the range of typical median or market midpoint. In establishing executive compensation components for 2005, reports prepared by the independent compensation consultant were utilized by the Human Resources and Compensation Committee.

Base Salary

Except for some unique positions, the base salaries for executive officers were established by the Human Resources and Compensation Committee by matching positions at the Company to comparable positions in published surveys obtained by the independent compensation consultant. Base salaries may vary depending on factors such as responsibility, current performance and tenure.

Incentive Compensation Cash Bonuses

DTG’s annual incentive compensation plan is a cash bonus plan designed to provide performance based compensation awards to executives for achievement of corporate objectives during the past year. In 2005, DTG established an incentive compensation pool equal to 12.75% of pretax profit with no maximum on the award payment. The Company had a pretax profit margin of 6.6%, meeting the minimum pretax profit margin of 4.00% to establish the pool. On February 24, 2006, with approval of the Human Resources and Compensation Committee, the Company paid out the 12.75% incentive compensation pool as follows:

Class of Eligible Employees	Percentage of Pool	Payout ($)

Executives	3.50%	3,528,700
Middle Management	1.50%	1,512,300
Field	3.50%	3,528,700
Other Employees’ Profit Share	4.25%	4,284,850
Total	12.75%	$12,854,550

“Executives” are comprised of approximately 36 persons, “Middle Management” is comprised of approximately 190 persons, “Field” is comprised of approximately 126 persons and “Other Employees’ Profit Share” is comprised of approximately 6,600 persons.

The incentive compensation pool is allocated to individual participants based on individual target award levels, subject to adjustment based upon performance. These target award levels differ by individual participant and by the responsibilities of the positions held by each individual participant. When the required pre-tax profit margin was met for 2005, management recommended to the Human Resources and Compensation Committee the individual participant awards for approval and payout to executives.

Long-Term Incentive Compensation

Upon recommendation of the Human Resources and Compensation Committee, the Board approved on March 23, 2005 and recommended to DTG stockholders for approval the Amended and Restated Long-Term Incentive Plan and Director Equity Plan (the “Amended and Restated Plan”). The Amended and Restated Plan was approved by DTG stockholders at DTG’s Annual Meeting of Stockholders on May 20, 2005. The Amended and Restated Plan is intended to primarily provide equity-based incentives to officers and key employees of the Company that serve to align their interests with stockholders. The purpose is also to attract and retain non-employee directors and to provide compensation in the form of equity to align their interests with stockholders. The Amended and Restated Plan permits the granting of any or all of the following type of awards: (i) rights to purchase Common Stock upon exercise of options (“Option Rights”), (ii) rights granted in tandem with Option Rights, (iii) rights not granted in tandem with Option Rights, (iv) Common Stock as to which neither the substantial risks of forfeiture nor the prohibition on transfers has expired, (v) rights to receive Common Stock or cash at the end of a specified period (“Restricted Stock Units”), (vi) performance shares in the form of Common Stock (“Performance Shares”), (vii) performance units equivalent to $1.00 each or such other value as is determined by the Board, and (viii) other awards that may be denominated or payable in or otherwise based on or related to Common Stock or factors that may influence the value of Common Stock.

In May 2005, up to 248,432 Performance Shares were approved for granting to executives of the Company. Such awards established a target number of shares that may be earned over a three year measurement period of January 1, 2005 to December 31, 2007 (the “Performance Period”). The number of Performance Shares ultimately earned by a grantee would be expected to range from zero to 200% of the grantee’s target award, depending on the level of DTG’s corporate performance over the Performance Period against certain management objectives. The management objectives to be used by DTG and the Human Resources and Compensation Committee to determine the number of Performance Shares ultimately earned for the Performance Period will be (i) increasing the Dollar “brand” and Thrifty “brand” market share (whether corporate or franchised) in the top 100 U.S. airports, (ii) DTG’s total stockholder return performance against companies listed in the Russell 2000 during the Performance Period, and (iii) improving customer service as measured by a Customer Dissatisfaction Index metric. See also, the chart under “Long-Term Incentive Plans - Awards in Last Fiscal Year” below.

Supplemental Retirement Benefits

In December 1994, Pentastar Transportation Group, Inc., predecessor to DTG, adopted a deferred compensation plan (the “Deferred Compensation Plan”) to provide a means by which certain executives of the Company may elect to defer receipt of specified percentages or amounts of their compensation, to also permit certain other deferrals of compensation, and to encourage such employees to remain employed by the Company. The Company may make contributions to the Deferred Compensation Plan in addition to elective deferrals of compensation by executives. The Deferred Compensation Plan currently covers 41 employees of the Company.

DTG adopted a retirement plan in December 1998 (the “Retirement Plan”) to provide a means by which the Company can provide retirement income to key executives to encourage them to remain employed by the Company. The Company makes contributions to the Retirement Plan. The Retirement Plan currently covers 38 employees of the Company, but was discontinued for any new key executives beginning in December 2004. Any such new key executives will instead receive a higher level of Company contribution to the Deferred Compensation Plan. DTG has established a single non-qualified trust to provide a source of payment for benefits under the Deferred Compensation Plan and the Retirement Plan.

Effective June 1, 2002, DTG adopted an executive option plan (the “KEYSOP”). The KEYSOP is a nonqualified shares option plan and provides a means by which certain executives of the Company may elect to defer receipt of specified percentages or amounts of their compensation in exchange for mutual fund options in the KEYSOP. DTG has established a trust to hold the Shares that are subject to purchase through the exercise of options.

Effect of American Jobs Creation Act of 2004

The Deferred Compensation Plan, the Retirement Plan, the KEYSOP and awards that may be granted under the Amended and Restated Plan are all affected by the American Jobs Creation Act of 2004, enacted on October 22, 2004 and effective on January 1, 2005 (the “AJCA”). With respect to amounts deferred after 2004, the Deferred Compensation Plan and the Retirement Plan are each being operated in good faith in compliance with the provisions of the AJCA and related Internal Revenue Service guidance, were each amended on December 1, 2005 (effective as of January 1, 2005), and will be amended in the future as additional guidance is provided. The KEYSOP is also being operated in good faith compliance with the provisions of the AJCA and related Internal Revenue Guidance and was also amended on December 1, 2005 (effective as of January 1, 2005) to provide that no grant of options shall be made under the KEYSOP after December 31, 2004 and that the KEYSOP would continue to be in a “frozen” status.

Compensation for the Chief Executive Officer

In 2005, the Company achieved record results in revenues of $1.52 billion, compared to $1.42 billion in 2004, a 6.9% increase. There were also significant accomplishments for the Company in 2005 under the leadership of Gary L. Paxton. Among other things, the Company (a) had continued success in vehicle utilization with 84.6%, (b) maintained a cost structure that allowed the Company to sustain profits in a challenging pricing environment, all while improving the Company’s overall financial strength, (c) captured used car market opportunities to lower vehicle costs, (d) successfully managed through disruptions from hurricanes and changes in Internet reservation channels, and (e) formed and acted upon recommendations from Company-wide profit improvement teams.

In establishing the components of the Chief Executive Officer’s compensation, the Human Resources and Compensation Committee relied on information developed from compensation surveys with the assistance of the independent compensation consultant, and comparative industry data.

Stock Ownership Guidelines

DTG maintains stock ownership guidelines to more closely align the interests of executives with those of stockholders ranging from one half of annual base salary for the most junior executives to five times annual base salary for the Chief Executive Officer if also serving as a director.

THE HUMAN RESOURCES AND

COMPENSATION COMMITTEE

The Hon. Edward C. Lumley, Chairman

Molly Shi Boren

Thomas P. Capo, ex-officio

John C. Pope

March 22, 2006

Summary Compensation Table

The following table provides certain summary information concerning compensation of DTG’s Chief Executive Officer and each of the named executive officers of DTG for the three fiscal years ended December 31, 2005, 2004 and 2003:

Annual Compensation	Long -Term Compensation

Awards	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)
Gary L. Paxton, Chief Executive Officer and President	2005 2004 2003	627,041 519,945 398,175	649,833 517,443 216,383	56,939 (2) 57,672 (3) 57,085 (4)	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	500,935 (5) 464,981 318,125
Donald M. Himelfarb, Senior Executive Vice President and Chief Administrative Officer	2005 2004 2003	388,976 375,526 347,208	301,785 244,930 154,520	60,338 (2) 61,953 (3) 51,711 (4)	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	219,674 (5) 216,826 210,950
Steven B. Hildebrand, Senior Executive Vice President and Chief Financial Officer	2005 2004 2003	352,521 334,951 291,543	273,858 219,259 133,159	54,372 (2) 60,721 (3) 67,086 (4)	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	129,126 (5) 121,075 114,500
R. Scott Anderson, Senior Executive Vice President	2005 2004 2003	342,491 324,682 251,610	248,380 198,419 107,267	53,920 (2) 62,472 (3) 61,576 (4)	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	119,299 (5) 110,555 98,718
John J. Foley, Senior Executive Vice President	2005 2004 2003	342,491 324,682 268,772	248,380 198,419 107,267	63,798 (2) 56,673 (3) 46,470 (4)	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	124,563 (5) 114,566 104,886

_______________________

(1)

Represents amounts which consist of: (a) imputed income and allowance related to Company cars and expenses related thereto, (b) country club dues, (c) financial counseling, and (d) supplementary medical and long-term disability insurance premiums.

(2)

In 2005, imputed income and allowance related to Company cars provided to each of the persons named above exceeded 25% of the total perquisites and other personal benefits reported for such persons. The amount of such imputed income and allowance for each of the persons named above is as follows: (a) Mr. Paxton ($29,800), (b) Mr. Himelfarb ($30,377), (c) Mr. Hildebrand ($29,627), (d) Mr. Anderson ($29,819), and (e) Mr. Foley ($28,877).

(3)

In 2004, imputed income and allowance related to Company cars provided to each of the persons named above exceeded 25% of the total perquisites and other personal benefits reported for such persons. The amount of such imputed income and allowance for each of the persons named above is as follows: (a) Mr. Paxton ($30,157), (b) Mr. Himelfarb ($30,350), (c) Mr. Hildebrand ($31,311), (d) Mr. Anderson ($31,427), and (e) Mr. Foley ($30,523).

(4)

In 2003, imputed income and allowance related to Company cars provided to each of the persons named above exceeded 25% of total perquisites and other personal benefits reported for such persons. The amount of such imputed income and allowance for each of the persons named above is as follows: (a) Mr. Paxton ($25,571), (b) Mr. Himelfarb ($26,749), (c) Mr. Hildebrand ($27,177), (d) Mr. Anderson ($26,517), and (e) Mr. Foley ($27,800).

In addition, in 2003, supplementary medical insurance policy premiums paid by DTG for Messrs. Hildebrand and Anderson exceeded 25% of the total perquisites and other personal benefits reported for such persons. The amount of such premiums for Messrs. Hildebrand and Anderson is as follows: (a) Mr. Hildebrand ($20,477), and (b) Mr. Anderson ($16,623).

(5)

Represents amounts for 2005 which consist of: (a) the Company’s contributions to the 401(k) plan in the amount of $63,000, (b) the Company’s contributions to the Deferred Compensation Plan in the amount of $198,138, (c) the Company’s contributions to the Retirement Plan in the amount of $805,596, and (d) life insurance premiums in the amount of $26,863.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table provides certain summary information concerning the exercise of non-qualified Option Rights made by Gary L. Paxton, the Chief Executive Officer of DTG, and each named executive officer of DTG, as well as the value of their unexercised non-qualified Option Rights for the fiscal year ended December 31, 2005.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End ($) Exercisable/Unexercisable
Gary L. Paxton	75,800	1,120,709	136,600/0	2,863,489/0
Donald M. Himelfarb	106,800	1,499,441	80,600/0	1,530,240/0
Steven B. Hildebrand	82,500	1,220,030	77,900/0	1,528,057/0
R. Scott Anderson	51,300	809,092	65,900/0	1,307,347/0
John J. Foley	-0-	-0-	123,600/0	2,372,303/0

Long-Term Incentive Plans - Awards in Last Fiscal Year

The following table provides certain summary information concerning Performance Share awards made under the Amended and Restated Plan to DTG’s Chief Executive Officer and each of the named executive officers of DTG with respect to the fiscal year ended December 31, 2005:

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)
Gary L. Paxton	73,182	January 1, 2005 - December 31, 2007	-0-	73,182	146,364
Donald M. Himelfarb	24,000	January 1, 2005 - December 31, 2007	-0-	24,000	48,000
Steven B. Hildebrand	19,000	January 1, 2005 - December 31, 2007	-0-	19,000	38,000
R. Scott Anderson	15,000	January 1, 2005 - December 31, 2007	-0-	15,000	30,000
John J. Foley	15,000	January 1, 2005 - December 31, 2007	-0-	15,000	30,000

The Performance Share awards described in the table above are target awards based upon the Performance Period. The number of Performance Shares ultimately earned would be expected to range from zero to 200% of the target award, depending on the level of DTG’s corporate performance over the Performance Period against certain management objectives.

Certain Continuing Arrangements

In April 2004, DTG entered into an Employment Continuation Agreement with Mr. Paxton (the “Continuation Agreement”). The Continuation Agreement provides for benefits to be paid to Mr. Paxton upon termination of his employment following a change in control of DTG subject to certain requirements contained in the Continuation Agreement. The Continuation Agreement was filed as Exhibit 10.34 to DTG’s Quarterly Report on Form 10-Q for the period ended June 30, 2004. An amendment to the Amended and Restated Employment Continuation Plan was filed as Exhibit 10.80 to DTG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005.

In April 2004, DTG amended and restated its existing Employment Continuation Plan pursuant to that certain Amended and Restated Employment Continuation Plan for Key Employees (the “Amended and Restated Employment Continuation Plan”). The Amended and Restated Employment Continuation Plan provides for benefits to be paid to certain employees upon termination of their employment following a change in control of DTG subject to certain requirements contained in the plan. The Amended and Restated Employment Continuation Plan currently covers 41 employees of the Company. The Amended and Restated Employment Continuation Plan was filed as Exhibit 10.35 to DTG’s Quarterly Report on Form 10-Q for the period ended June 30, 2004.

Two years following a change in control of DTG, ownership of the vehicles then being used by Messrs. Paxton, Himelfarb and Hildebrand will be transferred to them and the use of rental cars for product and service evaluation will continue. Upon retirement from the Company, Messrs. Paxton, Himelfarb and Hildebrand, due to having completed five years of service, will be permitted to retain the vehicles until their scheduled turnback date and the use of rental cars for product and service evaluation will continue.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

The following graph compares the cumulative total stockholder return on DTG Common Stock with the Hemscott Industry Group (formerly CoreData) 761 - Rental & Leasing Services and the Russell 2000 Index. The Hemscott Industry Group 761 - Rental & Leasing Services is a published index of 24 stocks including DTG, which covers companies that rent or lease various durable goods to the commercial and consumer market including cars and trucks, medical and industrial equipment, appliances, tools and other miscellaneous goods.

The results are based on an assumed $100 invested on December 29, 2000, and reinvestment of dividends through December 31, 2005.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

Dollar Thrifty Automotive Group, Inc., Hemscott Group Index (formerly CoreData) and Russell 2000 Index

Company/Index/Market	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05
Dollar Thrifty Automotive Group, Inc.	100.00	82.67	112.80	138.35	161.07	192.37
Hemscott Industry Group 761 - Rental & Leasing Services	100.00	98.75	81.54	121.82	147.56	153.39
Russell 2000 Index	100.00	101.02	79.22	115.16	135.31	139.81

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and statements of changes in ownership of Common Stock, as well as annual statements of ownership. Based solely upon a review of forms furnished to DTG, during the fiscal year ended December 31, 2005, DTG believes that all SEC filing requirements applicable to the Company’s directors, executive officers and persons owning more than 10% of the Common Stock were met, except for Robert J. Drvostep, DTG Vice President and Controller. Mr. Drvostep failed to timely file a Form 4 to report one transaction.

CODE OF ETHICS

DTG has adopted its “Code of Business Conduct” which addresses all related requirements for content under the Sarbanes-Oxley Act of 2002, related SEC regulations promulgated thereunder, and New York Stock Exchange rules and regulations. The Code of Business Conduct is located on DTG’s website (www.dtag.com) under the heading “About DTG.” As required by New York Stock Exchange rules and regulations, DTG shall provide a copy of the Code of Business Conduct to any stockholder upon request.

REPORT ON FORM 10-K

A copy of DTG’s Report on Form 10-K for the period ended December 31, 2005, filed with the SEC (including related financial statements and schedules) is available to stockholders without charge, upon written request to the Executive Director of Investor Relations, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR NEXT ANNUAL MEETING

Any stockholder proposal under SEC Rule 14a-8 intended to be presented at DTG’s next Annual Meeting of Stockholders to be held in 2007 must be received by DTG not later than December 12, 2006 if the stockholder wishes the proposal to be included in DTG’s proxy materials relating to the meeting. Such proposals, including any accompanying supporting statement, may not exceed 500 words and should be addressed to: Secretary, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135.

In addition, DTG’s Bylaws contain certain notice and procedural requirements applicable to director nominations by stockholders and stockholder proposals, irrespective of whether the proposal is to be included in DTG’s proxy materials, which provide that the deadline for submitting proposals is not less than 90 nor more than 120 days before the Annual Meeting of Stockholders to be held in 2007, and a proposal received outside of this time frame will be untimely and not considered for the Annual Meeting of Stockholders to be held in 2007; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the Annual Meeting of Stockholders is given or made to stockholders, then such proposals will be considered if received not later than the tenth day following the day on which the meeting date is disclosed. Such nominations and proposals should be addressed to: Secretary, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not intend to present any matter for action at the Annual Meeting of Stockholders other than the matters set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, the holders of the proxies will act in accordance with their best judgment.

By Order of the Board of Directors

/S/ STEPHEN W. RAY

Stephen W. Ray

Secretary

Tulsa, Oklahoma

April 12, 2006

EXHIBIT A

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

EMPLOYEE STOCK PURCHASE PLAN

1.                Establishment and Purpose. This Employee Stock Purchase Plan (the “Plan”) was adopted by the Board of Directors (the “Board”) of Dollar Thrifty Automotive Group, Inc., a Delaware corporation (the “Company”) on March 23, 2006, [and was approved by the stockholders of the Company on May 18, 2006.] The purpose of this Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to acquire an equity interest in the Company through the purchase of Common Stock of the Company with accumulated payroll deductions. The Company intends this Plan to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Definitions.

a.                “Authorization Form ” shall mean a form, electronic or other communication delivered to the Company or the stock brokerage, transfer agent or other financial or stock services firm designated by the Company under this Plan (the “Designated Firm”) by a Participant including, without limitation, through the voice response system maintained by the Designated Firm (if any), authorizing payroll deductions as set forth in Section 5 hereof and such other terms and conditions as the Company from time to time may determine.

b.                “Board” shall have the meaning given to such term in Section 1 of this Plan.

c.                “Closing Date” shall have the meaning given to such term in Section 2(r) of this Plan.

d.                “Code” shall have the meaning given to such term in Section 1 of this Plan.

e.                “Committee” shall mean the Human Resources and Compensation Committee which has been appointed by the Board to administer this Plan and to perform the functions set forth herein, and whose members are “non-employee directors” within the meaning of Rule 16b-3 as promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

f.                 “Common Stock ” shall mean shares of common stock, par value $.01 per share, of the Company.

g.                 “Company” shall have the meaning given to such term in Section 1 of this Plan.

h.                “Compensation” shall mean total cash remuneration payable by the Company (or any Designated Subsidiary) to an Employee, including an Employee's portion of salary deferral contributions pursuant to Section 401(k) of the Code and any amount excludable pursuant to Section 125 of the Code. Notwithstanding the foregoing, Compensation shall exclude (i) severance payments, (ii) vacation pay, overtime and commissions paid after the termination of service, (iii) amounts realized from the exercise of a nonqualified stock option, or when performance shares, restricted stock (or other property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, (iv) amounts realized from the sale, exchange or other disposition of stock acquired under a stock option described in Part II, Subchapter D, Chapter I of the Code, or (v) other amounts which receive special tax benefits, such as premiums for group term life insurance or fringe benefits excludable from income under Section 132 of the Code.

i.                “Designated Firm ” shall have the meaning given to such term in Section 2(a) of this Plan.

j.                “Designated Subsidiaries” shall mean all Subsidiaries designated by the Committee from time to time, in its sole discretion, as eligible to participate in this Plan.

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k.                “Effective Date” shall mean June 1, 2006, or such later date as the Company in its discretion begins to accept Authorization Forms from Employees under this Plan.

l.                “Employee” shall mean any person, including an officer, who is regularly employed by the Company or one of its Designated Subsidiaries, and is paid through either the Company's or a Designated Subsidiaries' payroll and such pay is reported to the Internal Revenue Service on Form W-2 and not on Internal Revenue Service Form 1099 (whether or not such respective form was appropriately used). Notwithstanding the foregoing, the term “Employee” specifically excludes the following classes of individuals and such individuals are ineligible to participate in this Plan, regardless of whether the individual is determined to be a “common law employee” of the Company or any Designated Subsidiary by the Internal Revenue Service, Department of Labor, court or other tribunal of competent jurisdiction or other governmental agency:

(i)               employees whose customary employment is twenty (20) hours or less per week; and

(ii)              employees whose customary employment is for not more than five (5) months in any calendar year.

m.                “Exchange Act” shall have the meaning given to such term in Section 2(e) of this Plan.

n.                “Exercise Date” shall mean, with respect to each Offering Period, such day of the month selected by the Company, which date shall be no later than the fifteenth (15th) day of the month (or the next following business day) following the Closing Date for such Offering Period in which payroll deductions are made under this Plan.

o.                “Fair Market Value” per share as of a particular date shall mean the last reported sale price (on the last trading date immediately prior to such date) of the Common Stock on the New York Stock Exchange or such other exchange or national quotation system on which the Common Stock is then trading.

p.                “Guidance” shall have the meaning given to such term in Section 17(d) of this Plan.

q.                “Offering Date” shall mean the first day of each month during each Plan Year; provided, however, that the Committee shall in its sole discretion have the power to modify or change the Offering Date.

r.                “Offering Period” shall mean a period of time during the effectiveness of this Plan, commencing on each Offering Date and ending on the last day of the month in which each such Offering Date occurs (the “Closing Date”); provided, however, the Committee may declare, as it deems appropriate and in advance of the applicable Offering Period, a longer (not to exceed twenty-seven (27) months) Offering Period.

s.                “Option Price ” shall mean ninety-five percent (95%) of the Fair Market Value of the Common Stock.

t.                “Participant” shall mean an Employee who participates in this Plan.

u.                “Plan” shall have the meaning given to such term in Section 1 of this Plan.

v.                “Plan Year” shall mean with respect to the first (1st) Plan Year, the period beginning on July 1, 2006 or such later date in 2006 selected by the Company in its discretion and ending on December 31, 2006, and shall mean January 1 though December 31 for each Plan Year thereafter during the term of this Plan.

w.                “Subsidiary” shall mean any U.S. corporation, if any, having the relationship to the Company described in Section 424(f) of the Code.

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3.	Eligibility and Participation.

a.                Any person who is an Employee prior to an Offering Date shall be eligible to become a Participant in this Plan beginning on that Offering Date and shall become a Participant as of that Offering Date by properly completing an Authorization Form and submitting or electronically filing it through the means maintained by the Designated Firm or the Company by the date required by the Company. Such authorization will remain in effect for subsequent Offering Periods, until modified or terminated by the Participant.

b.                Any person who first becomes an Employee during an Offering Period shall be eligible to become a Participant in this Plan as of the first day of the Offering Period beginning after the date on which that person became an Employee and shall become a Participant as of such date by properly completing an Authorization Form. Such authorization will remain in effect for subsequent Offering Periods, until modified or terminated by the Participant.

c.                A person shall cease to be a Participant in this Plan upon the earliest to occur of:

(i)              the date the Participant ceases to be an Employee for any reason;

(ii)             the first day of the Offering Period beginning after the date on which the Participant ceases payroll deductions under this Plan; or

(iii)            the date of a withdrawal from this Plan by the Participant.

4.	Grant of Option.

a.               On the Exercise Date, each Participant in this Plan shall be granted an option to purchase at the applicable Option Price up to the number of shares of Common Stock determined by dividing such Participant’s payroll deductions accumulated prior to such Exercise Date by the applicable Option Price.

b.               In no event shall the Fair Market Value (calculated at the time the option was granted) of the total number of shares purchased by any Participant in any calendar year exceed $25,000, as determined in accordance with the requirements of Section 423 of the Code.

c.               No Participant may elect to have withheld more than fifteen percent (15%) of such Participant’s Compensation.

d.               No Participant may be granted an option if, upon such grant, such Participant would own immediately after the grant of an option under this Plan and applying the rules of Section 424(d) of the Code in determining stock ownership, and/or hold outstanding options to purchase shares, possessing five percent (5%) or more of the total combined voting power or value of all outstanding Common Stock of the Company.

5.	Payroll Deductions.

a.               A Participant may, in accordance with rules adopted by the Company and the Designated Firm, submit an Authorization Form that authorizes a payroll deduction of any whole percentage from one percent (1%) to fifteen percent (15%) of such Participant's Compensation on each pay period paid during the Offering Period. A Participant may increase or decrease such payroll deduction (including a cessation of payroll deductions) effective as of the start of the next Offering Period, provided the Employee submits the Authorization Form requesting such change by the date required by the Company.

b.               To the extent necessary to comply with (i) the limitations contained in this Plan on the number of shares available to any Participant, and (ii) Section 423(b)(8) of the Code, a Participant’s payroll deductions may be reduced to zero percent (0%) by the Company without the Participant’s consent, at any time during an Offering Period.

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c.               All payroll deductions made by a Participant pursuant hereto shall be credited to such Participant's account under this Plan. A Participant may not make any additional payments into such account.

6.	Exercise of Option.

a.               A Participant's election to purchase shares of Common Stock will be exercised automatically on the Exercise Date immediately following granting of the option, and the maximum number of shares (including fractional shares) of Common Stock subject to such option will be purchased for such Participant at the applicable Option Price with the accumulated payroll deductions for such Offering Period in such Participant's account. During a Participant's lifetime, his or her option to purchase shares of Common Stock hereunder is exercisable only by such Participant.

b.               The shares of Common Stock purchased upon exercise of an option hereunder shall be credited to the Participant's account under this Plan and shall be deemed to be transferred to the Participant on the Exercise Date.

7.                 Delivery of Common Stock. As soon as administratively practicable after receipt by the Company or the Designated Firm of a request for withdrawal of Common Stock from any Participant, the Designated Firm shall coordinate the delivery to such Participant of a stock certificate representing the shares of Common Stock which the Participant requests to withdraw (or coordinate the delivery of such shares to the Participant's brokerage account maintained at his or her broker). Fractional shares, if any, shall be paid in cash. Shares of Common Stock received upon stock dividends or stock splits shall be treated as having been purchased on the Exercise Date of the shares to which they relate. Upon a termination of employment for any reason, as soon as administratively feasible following the ninetieth (90th) day after such termination, the Designated Firm shall coordinate the delivery to such a Participant a stock certificate representing the shares of Common Stock credited to a Participant's account (fractional shares to be paid in cash) unless such Participant notifies the Company and the Designated Firm of an alternative delivery method acceptable to the Company within such time period; provided, however, that if such termination is due to death, such shares shall be delivered as soon as administratively possible following the ninetieth (90th) day after such death to the (and in the name of the) estate of the deceased Participant. Shares of Common Stock may be issued from authorized but unissued Common Stock, from treasury shares of the Company or from any other proper source, or may be purchased on the open market. Upon issuance of the shares of Common Stock to the Participant, the Participant shall have all rights of a stockholder with respect to such shares.

8.	Withdrawal and Termination of Employment.

a.               A Participant may withdraw from this Plan at any time by giving written notice to the Company and the Designated Firm, in such form as is required from time to time by the Company. Such withdrawal will be effective immediately and for all future Offering Periods until such time as such Participant elects to participate in this Plan by completing an Authorization Form as provided for in Section 3. Upon an effective withdrawal, no further payroll deductions for the purchase of shares of Common Stock will be made for such Participant. In the event of such effective withdrawal, any unused payroll deductions credited to such Participant’s account will be returned to the Participant.

b.               Upon termination of a Participant's status as an Employee during any Offering Period for any reason, including voluntary or involuntary termination, retirement or death, the payroll deductions credited to such Participant's account that have not yet been used to purchase shares of Common Stock will be used to purchase Common Stock on the Exercise Date to which such amounts relate and no future contributions will be made to this Plan. A Participant's status as an Employee shall not be considered terminated in the case of a leave of absence agreed to in writing by the Company (including, but not limited to, military and sick leave); provided, however, that such leave is for a period of not more than ninety (90) days, or three hundred thirty-five (335) days for military leave, or reemployment upon expiration of such leave is guaranteed by contract or statute.

c.               A Participant's withdrawal from an Offering Period will not have any effect upon such Participant's eligibility to participate in a succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company if such Participant remains eligible and has completed the appropriate forms necessary for such participation.

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9.	Dividends and Interest.

a.               The Company currently does not pay cash dividends. In the event the Company pays cash dividends in the future, such cash dividends shall be paid on the Common Stock held in a Participant's account and shall be paid to such Participant as soon as administratively feasible. Dividends paid in shares of Common Stock or stock splits of the Common Stock shall be credited to the accounts of Participants and reverse stock splits shall be debited from such accounts. Dividends paid in property other than cash or Common Stock shall be distributed to Participants as soon as practicable.

b.               No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in this Plan.

10.	Common Stock.

a.               The maximum number of shares of Common Stock which shall be reserved for sale under this Plan shall be 500,000, subject to adjustment upon the occurrence of an event as provided in Section 14 hereof. If the total number of shares of Common Stock which would otherwise be subject to options granted pursuant to Section 4(a) hereof on an Offering Date exceeds the number of shares then available under this Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice to each Participant of such reduction of the number of option shares affected thereby and shall similarly reduce the rate of payroll deductions or refund contributions, if necessary.

b.               Shares of Common Stock to be delivered to a Participant under this Plan will be registered in the name of the Participant or, at the election of the Participant, in the name of the Participant and another person under joint ownership elected by the Participant.

11.              Administration. This Plan shall be administered by the Committee, and the Committee may select an administrator to whom its duties and responsibilities hereunder may be delegated. The Committee or its appointed administrator, if any, shall have full power and authority, subject to the provisions of this Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of this Plan, to interpret the provisions and supervise the administration of this Plan, and to take all actions in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by a majority of the members of the Committee or its appointed administrator, if any, shall be fully effective as if it had been made at a meeting duly held. The Company will pay all expenses incurred in the administration of this Plan. No member of the Committee or its appointed administrator, if any, shall be personally liable for any action, determination, or interpretation made in good faith with respect to this Plan.

12.              Transferability. Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 8 hereof.

13.              Use of Funds. All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to create any trusts or segregate such payroll deductions.

14.               Effect of Certain Changes. In the event of any increase, reduction, or change or exchange of shares of Common Stock for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure, distribution of an extraordinary dividend or otherwise, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under this Plan, including without limitation, adjustments to the number of shares of Common Stock which have been authorized for issuance under this Plan but have not yet been placed under option, as well as the price per share of Common Stock covered by each option under this Plan which has not yet been exercised.

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15.               Term of Plan, Amendment and Termination.

a.                This Plan shall become effective as of the Effective Date. No new Offering Periods shall commence on or after the day before the tenth (10th) anniversary of the Effective Date and this Plan shall terminate as of the Exercise Date on or immediately following such date unless sooner terminated pursuant to the provisions of this Plan.

b.                The Committee may at any time terminate, suspend or amend this Plan. Except as provided in Section 14 hereof, no such termination or suspension can adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant; provided, however, that this Plan or any Offering Period may be terminated or suspended by the Committee at any time on or before an Exercise Date or by the Committee's setting a new Exercise Date with respect to an Offering Period then in progress if the Committee determines that termination or suspension of this Plan and/or the Offering Period is in the best interests of the Company and its stockholders or if continuation of this Plan and/or the Offering Period would cause the Company to incur adverse accounting changes as a result of a change in generally accepted accounting principles. No amendment shall be effective unless approved by the stockholders of the Company if stockholder approval of such amendment is required to comply with any law, regulation or stock exchange rule.

c.                Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant's Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable that are consistent with this Plan.

16.               Notices. All notices or other communications by a Participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in writing by the Company at the location, or by the person, designated by the Company for the receipt thereof.

17.               Governing Law, Regulations and Other Approvals.

a.                This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflict of law principles. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

b.                The obligation of the Company to sell or deliver shares of Common Stock with respect to options granted under this Plan shall be subject to all applicable laws, rules and regulations, including all applicable Federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

c.                This Plan is intended to comply with Rule 16b-3 as promulgated under Section 16 of the Exchange Act and the Committee shall interpret and administer the provisions of this Plan in a manner consistent therewith. Any provisions inconsistent with such rule shall be inoperative and shall not affect the validity of this Plan.

d.                This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an issuance and/or payment is subject to Section 409A of the Code, it shall be issued and/or paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto the “Guidance”). Any provision of this Plan that would cause an issuance and/or payment to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Guidance).

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18.               Withholding of Taxes.

a.                On each pay period in which deductions are being made on behalf of a Participant in this Plan, the Company will withhold all applicable, Federal, state or local income and payroll taxes and other amounts which the Company reasonably determines it is required to withhold based upon such Participant's level of participation in this Plan.

b.                Should the Company for any reason be unable, or elect not to, satisfy its tax withholding obligations in the manner described in the preceding paragraph with respect to a Participant’s exercise of an option, or should the Company reasonably determine that it has a tax withholding obligation with respect to a disposition of shares of Common Stock acquired pursuant to the exercise of an option prior to satisfaction of the holding period requirements of Section 423 of the Code, the Company shall have the right at its option to (i) require the Participant to pay or provide for payment of the amount of any taxes which the Company reasonably determines that it is required to withhold with respect to such event, or (ii) deduct from any amount otherwise payable to or for the account of the Participant the amount of any taxes which the Company reasonably determines that it is required to withhold with respect to such event.

19.               Possible Early Termination of Plan and Options. Upon a dissolution of the Company, or any other event described in Section 14 that the Company does not survive, this Plan and, if prior to the last day of an Offering Period, any outstanding option granted with respect to that Offering Period shall terminate, subject to any provision that has been expressly made by the Committee for the survival, substitution, assumption, exchange or other settlement of this Plan and options. In the event a Participant’s option is terminated pursuant to this Section 19 without a provision having been made by the Committee for a substitution, exchange or other settlement of the option, such Participant’s account shall be paid to him or her in cash without interest.

20.              Interpretation. If any provision of this Plan or of any option would otherwise frustrate or conflict with the intents expressed above, that provision to the extent possible shall be interpreted so as to avoid such conflict. If the conflict remains irreconcilable, the Committee may disregard the provision if it concludes that to do so furthers the interest of the Company and is consistent with the purposes of this Plan as to such persons in the circumstances.

21.               Employees’ Rights.

a.                Nothing in this Plan (or in any other documents related to this Plan) will confer upon any Employee or Participant any right to continue in the employ or other service of the Company or its Designated Subsidiaries, constitute any contract or agreement of employment or other service or affect an Employee’s status as an employee at will, nor shall interfere in any way with the right of the Company or its Designated Subsidiaries to change such person’s compensation or other benefits or to terminate his or her employment or other service with or without cause. Nothing contained in this Section 21(a), however, is intended to adversely affect any express independent right of any such person under a separate employment or service contract.

b.                No Participant or other person will have any right, title or interest in any fund or in any specific asset of the Company by reason of any option hereunder. Neither the provisions of this Plan (or of any related documents), not the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant or other person. To the extent that a Participant or other person acquires a right to receive payment pursuant to this Plan, such right will be no greater than the right of any unsecured general creditor of the Company. No special or separate reserve, fund or deposit will be made to assure any such payment.

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22.              Notice of Sale. Any person who has acquired shares of Common Stock under this Plan shall give prompt written notice to the Company of any sale or other transfer of the shares of Common Stock if such sale or transfer occurs within the two-year period after the Exercise Date with respect to which such shares of Common Stock were acquired.

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EXHIBIT B

Categorical Standards for Determination of Director Independence

To assist the Board in making determinations of independence about relationships individual directors may have that are not covered by applicable New York Stock Exchange “bright line” tests, the Board has adopted categorical standards for director independence set forth below and has determined that the following relationships with Dollar Thrifty Automotive Group, Inc. (the “Company”), either directly or indirectly, will not be considered material relationships for purposes of determining whether a director is independent:

a.           Relationships in the Ordinary Course of Business. Relationships involving (x) the purchase or sale of products or services, or (y) lending, deposit, banking or other financial service relationships, either by or to the Company or its subsidiaries and involving a director, his or her immediate family members, or an organization of which the director or an immediate family member is a partner, greater than three percent (3%) shareholder, officer, employee, director, advisory or honorary director or consultant if the following conditions are satisfied:

(i)             Any payments made to, or payments received from, the Company or its subsidiaries in any single fiscal year within the last three (3) years do not exceed the greater of (A) $1 million, or (B) two percent (2%) of such other organization’s consolidated gross revenues.

(ii)            The relationship does not involve legal or accounting services provided to the Company or its subsidiaries.

(iii)           Any extension of credit was in the ordinary course of business and was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other similarly situated borrowers.

b.            Relationships With Organization to Which a Director is Connected Solely as a Shareholder or Partner. Any other relationship between the Company or one of its subsidiaries and a company (including a limited liability company) or partnership to which a director is connected solely as a shareholder, member or partner as long as the director is not a principal shareholder, member or partner of the organization. For purposes of this categorical standard, a person is a principal shareholder or member of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote more than ten percent (10%) of any class of voting securities or membership interests of the company. A person is a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote a twenty-five percent (25%) or more general partnership interest, or more than a ten percent (10%) overall partnership interest. Shares or partnership interests owned or controlled by a director’s immediate family member who shares the director’s home are considered to be held by the director.

c.            Contributions to Charitable Organizations. Contributions made or pledged by the Company, its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries to a charitable organization of which a director or an immediate family member is an executive officer, director or trustee if the following conditions are satisfied:

(i)            Within the preceding three (3) years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of (A) $1 million, or (B) two percent (2%) of the charitable organization’s consolidated gross revenues for that fiscal year.

(ii)           The charitable organization is not a family foundation created by the director or an immediate family member.

For purposes of this categorical standard, contributions made to any charitable organization pursuant to a matching gift program, if any, maintained by the Company or by its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries shall not be included in calculating the materiality threshold set forth above.

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d.            Equity Relationship. If the director, or an immediate family member, is an executive officer of another organization in which the Company or a subsidiary owns an equity interest, and the amount of the Company’s or subsidiary’s interest is less than ten percent (10%) of the total voting interest in the other organization.

e.            Stock Ownership. The director is the beneficial owner (as that term is defined under Rule 13d-3 promulgated by the Securities and Exchange Commission) of less than ten percent (10%) of the Company’s outstanding capital stock.

f.            Other Family Relationships. A relationship involves a director’s relative who is not an immediate family member of the director.

g.            Employment Relationship. The director has not been an employee of the Company or any of its subsidiaries during the last four (4) years.

h.            Employment of Immediate Family Members. No immediate family member of the director is a current employee, or has been an executive officer during the last four (4) years, of the Company or any of its subsidiaries.

i.            Relationships With Acquired or Joint Venture Entities. In the last four (4) years, the director has not been an executive officer, founder or principal owner of a business organization acquired by the Company, or of a firm or entity that was part of a joint venture or partnership including the Company.

j.            Voting Arrangements. The director is a not a party to any contract or arrangement with any member of the Company’s management regarding the director’s nomination or election to the Board, or requiring the director to vote with management on proposals brought before the Company’s shareholders.

For purposes of the above categorical standards, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, and “executive officer” means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance) or any other person who performs similar policy-making functions for an organization.

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APPENDIX A

(FRONT SIDE OF PROXY)

PROXY -- DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting of Stockholders

May 18, 2006

The undersigned stockholder of Dollar Thrifty Automotive Group, Inc., a Delaware corporation, hereby appoints Pamela S. Peck or Kimberly D. Paul, or either of them voting singly in the absence of the other, attorneys and proxies with full power of substitution and revocation, to vote all shares of Common Stock of Dollar Thrifty Automotive Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held at Dollar Thrifty Plaza West Tower, 5310 East 31st Street, First Floor, Tulsa, Oklahoma 74135, on May 18, 2006, at 11:00 a.m., C.D.T., or any adjournment thereof, in accordance with the following instructions.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES, “FOR” PROPOSAL NO. 2 AND “FOR” PROPOSAL NO. 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted “FOR” all nominees in Proposal No. 1, “FOR” Proposal No. 2 and “FOR” Proposal No. 3.

YOUR VOTE IS IMPORTANT. PLEASE VOTE BY MARKING, SIGNING AND DATING THIS PROXY ON THE REVERSE SIDE AND RETURNING IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side)
_________________________________________________________________

(REVERSE SIDE OF PROXY)

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

ANNUAL MEETING PROXY CARD

1.	Election of Directors

The Board of Directors recommends a vote FOR the listed nominees.

For	Withhold

01 - Molly Shi Boren	_____	_______

02 - Thomas P. Capo	_____	_______

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03 - Maryann N. Keller	_____	_______

04 - The Hon. Edward C. Lumley	_____	_______

05 - Richard W. Neu	_____	_______

06 - Gary L. Paxton	_____	_______

07 - John C. Pope	_____	_______

08 - John P. Tierney	_____	_______

09 - Edward L. Wax	_____	_______

2.	Ratification of Auditors

The Board of Directors recommends a vote FOR the following proposal.

Ratification of Deloitte	For	Against	Abstain

& Touche LLP as the

independent registered public

accounting firm for 2006.	______	______	______

3.	Approval of Employee Stock Purchase Plan

The Board of Directors recommends a vote FOR the following proposal.

Approval of the Dollar	For	Against	Abstain

Thrifty Automotive Group, Inc.

Employee Stock Purchase Plan.	______	______	_______

AUTHORIZED SIGNATURES -- SIGN HERE -- THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a business entity, please sign in full business entity name by an authorized representative.

Signature 1	Signature 2	Date (mm/dd/yyyy)

_____________________________	____________________________	_____ / _____ / _____

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